Exhibit 10.29

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This AMENDMENT TO THE CHANGE IN CONTROL AGREEMENT (this “Amendment”) is entered into effective this      th day of                     , 201     (the “Effective Date”), by and between Lam Research Corporation, a Delaware corporation (the “Company”), and                                          (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company (the “Parties”) previously entered into a change in control agreement effective                      (the “Change in Control Agreement” and, as amended hereby, the “Agreement”); and

WHEREAS, the Parties desire to amend the Change in Control Agreement to clarify the treatment of Market-Based Performance Restricted Stock Units, a new type of restricted stock unit provided by the Company to the Executive with the number of shares paid based on the relative performance of the total stockholder return of the Company’s common stock compared to that of a designated comparison group (“mPRSU”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Section 1.(d) is amended and restated in its entirety, as follows:

“(d) Equity Awards. Except as provided in Section 1.(e) below, the unvested portion(s) of any stock options/Restricted Stock Units (“RSUs”) that were granted to Executive prior to the Change in Control shall automatically be accelerated in full (which, for performance-based equity awards that are not mPRSUs, shall mean at target number of shares) so as to become completely vested as of the Termination Date. Unless the grant was made prior to the effective date of this Agreement, the stock options shall remain exercisable for two years following the Termination Date unless they are earlier exercised or expire pursuant to their original terms, or unless they are exchanged for cash in connection with any Change in Control. For options granted prior to the effective date of this Agreement, the grant’s award agreement shall control its exercisability1. The Company will issue the shares underlying the RSUs within ten (10) days of the Termination Date.”

2.	Section 1.(e) is added to the Change in Control Agreement, as follows:

“(e) In the event of a Change in Control, for any mPRSU awards outstanding at the time of the Change in Control, the mPRSUs shall be converted into a Cash Award as determined under the terms of the mPRSU Award Agreement. For the avoidance of doubt, mPRSUs shall not receive the treatment outlined in Sections 1.(d) or 4 of the Change in Control Agreement), which applies to stock options and RSUs (including performance-based RSUs that are not mPRSUs).

[1]	Generally, option award agreements allow exercise of the option for periods ranging from thirty (30) days to one (1) year after termination of employment, depending on the option plan and the nature of the termination.

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

(i) Change in Control, Involuntary Termination. In the case of a Change in Control where the Executive’s employment terminates due to an Involuntary Termination prior to twelve (12) months following the Change in Control or in contemplation of a Change in Control, the Cash Award (as defined in the mPRSU Award Agreement), shall be paid out to the Executive within ten (10) days following the Termination Date.

(ii) Change in Control, No Termination. In the case of a Change in Control where the Executive’s employment does not terminate within twelve (12) months following the Change in Control or in contemplation of a Change in Control, the Executive shall receive the Cash Award (as defined in the mPRSU Award Agreement) when ordinarily paid out (under the mPRSU Award Agreement).”

3.	Section 4. is amended and restated in its entirety, as follows:

“4. Acceleration. Except as provided in Section 1.(e) above, if the Company is acquired by another entity in connection with a Change in Control and there is or will be no market for the Common Stock of the Company, the vesting of all (which, for performance-based equity awards that are not mPRSUs, shall mean at target number of shares) Executive’s stock options/RSUs, granted prior to the Change in Control, will accelerate immediately prior to the Change in Control (and, for stock options, be immediately exercisable) if the acquiring company does not provide Executive with stock options/RSUs comparable to the unvested stock options/RSUs granted Executive by the Company, regardless of whether the Executive’s employment is terminated.”

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the day and year first written above.

LAM RESEARCH CORPORATION

By:

Name:

Title:

Dated:

[Insert Executive Name]

Dated: